Exhibit 99.1

Leading Global Power and Infrastructure Financial Institution MUFG Backs Fermi AmericaTM with $500 Million Equipment Loan to Accelerate 11GW Private Energy Campus

●	MUFG Boasts Deep Experience Supporting Large-Scale Energy Projects Worldwide

●	Prepares Fermi AmericaTM to Deliver on First 2.3GW of Power in Years Ahead

(AMARILLO, Texas) February 10, 2026: Fermi Inc. (d/b/a Fermi America) (Nasdaq & LSE: FRMI), operating as Fermi AmericaTM, in partnership with the Texas Tech University System, announced today that it has secured a $500 million financing commitment from MUFG Bank, Ltd. (MUFG), one of the 10 largest global financial groups. MUFG’s financing serves as a solid institutional backing of Fermi America’s strategy and further strengthens the ability to deliver the first 2.3 of 11 gigawatts of long-duration, reliable power at scale.

MUFG is the global project finance leader providing tailored solutions to clients for power generation, digital infrastructure, transportation infrastructure, and natural resources. MUFG has extensive experience leading multi-billion-dollar project financing for large-scale power and data center developments.

Proceeds from the financing will be used to fund the acquisition of three Siemens Energy F-class gas turbines (previously announced), a proven industrial frame class asset widely deployed across large-scale, mission-critical power infrastructure globally. Fermi America also recognizes Siemens Energy for its partnership and support in securing these long-lead, high-demand gas generation assets, which are central to its near-term power delivery timeline. Fermi America will use remaining loan proceeds to repay a pre-existing loan and initiate the delivery, complete construction, and deployment of additional turbines within Fermi’s fleet. The transaction strengthens near-term execution certainty and enhances Fermi America’s positioning for future project-level financing as the platform scales.

The financing follows a rapid period of execution since Fermi America’s launch. In just 150 days, Fermi America has advanced licensing, secured long-term site control, brought in top-tier construction partners, strengthened its capital base, and accelerated key infrastructure to support the delivery of clean, reliable power at scale.

Key Financing Highlights

●	$500 million non-recourse turbine “warehouse” facility with MUFG

●	Repeatable structure designed to support future gigawatt-scale equipment purchases prior to project financing

●	Satisfies the acquisition of three Siemens Energy SGT6-5000F turbines

●	Turbine deliveries beginning as early as 1H 2026

●	Solidifies over 2 gigawatts of total controlled generation capacity

“This financing puts real muscle behind our strategy - securing long-lead equipment early, staying ahead of the market, and executing with certainty,” said Toby Neugebauer, Chief Executive Officer and Co-Founder of Fermi America. “We’re doing what most people said was unthinkable - and we’re doing it at Fermi speed.”

“MUFG has been an exceptional partner throughout this process,” affirmed John Donovan, Executive Vice President of Capital Markets for Fermi America. “They recognized the importance of execution certainty and coordinated globally across multiple teams to deliver the financing on an accelerated timeline. The agreement reflects not only strong execution, but a deepening relationship that we look forward to expanding across the institution as we continue to scale our platform.”

“MUFG is pleased to support the early stage of Fermi America’s buildout with this equipment financing, marking an initial step toward what will become the largest power and AI datacenter campus,” said Daniel Seltzer, Head of Infrastructure, Project Finance and Terry McKay, International Co-Head of Global Structured Solutions of MUFG. “We’re impressed by what the Fermi team has achieved so far and by the pace at which they’re moving. We look forward to continuing our collaboration in the years ahead.”

For media inquiries:

Lexi Swearingen

Media@FermiAmerica.com

Fermi AmericaTM official business information

Legal Entity: Fermi Inc. (d/b/a Fermi America) (Nasdaq & LSE: FRMI)

Brand Name: Fermi AmericaTM

Address: 620 S Taylor St #301 Amarillo, TX 79101-2436

Website: https://fermiamerica.com/

About Fermi AmericaTM:

Fermi AmericaTM (Nasdaq & LSE: FRMI) develops next-generation private electric grids that deliver highly redundant power at gigawatt scale to support next-generation intelligence and AI compute. Co-founded by former U.S. Energy Secretary Rick Perry, and Co-Founder and former Co-Managing Partner of Quantum Energy, Toby Neugebauer, Fermi AmericaTM combines cutting-edge technology with a deep bench of proven world-class multi-disciplinary leaders with a combined 25 GW of experience, to create the world's largest, 11 GW next-gen private grid, helping ensure America’s energy and AI dominance. The behind-the-meter Project Matador campus is expected to integrate the nation's biggest combined-cycle natural gas project, one of the largest clean, new nuclear power complexes in America, utility grid power, solar power, and battery energy storage, to support hyperscale AI and advanced computing

About the Texas Tech University System:

Established in 1996, the Texas Tech University System is one of the top public university systems in the nation, consisting of five universities – Texas Tech University, Texas Tech University Health Sciences Center, Angelo State University, Texas Tech University Health Sciences Center El Paso and Midwestern State University.

Headquartered in Lubbock, Texas, the TTU System is a more than $3 billion enterprise focused on advancing higher education, health care, research and outreach with approximately 21,000 employees and 64,000 students, more than 400,000 alums, a statewide economic impact of $19.2 billion and an endowment valued at $3 billion. In its short history, the TTU System has grown tremendously and is nationally acclaimed, operating at 20 academic locations in 16 cities (15 in Texas, 1 international).

In addition, the TTU System is one of only nine in the nation to offer programs for undergraduate, medical, law, nursing, pharmacy, dental and veterinary education among other academic areas.

About MUFG and MUFG Americas:

Mitsubishi UFJ Financial Group, Inc. (MUFG) is one of the world’s leading financial groups. Headquartered in Tokyo with over 360 years of history, MUFG has a global network with approximately 2,000 locations in more than 40 countries. The Group has about 150,000 employees and offers services including commercial banking, trust banking, securities, credit cards, consumer finance, asset management, and leasing. The Group aims to “be the world’s most trusted financial group” through close collaboration among our operating companies and flexible response to all of the financial needs of our customers, serving society, and fostering shared and sustainable growth for a better world. MUFG’s shares trade on the Tokyo, Nagoya, and New York stock exchanges. For more information, visit https://www.mufg.jp/english.

MUFG’s Americas operations, including its offices in the U.S., Latin America, and Canada, are primarily organized under MUFG Bank, Ltd. and subsidiaries, and are focused on Global Corporate and Investment Banking, Japanese Corporate Banking, and Global Markets. MUFG is one of the largest internationally headquartered financial institutions in the Americas. For locations, banking capabilities and services, career opportunities, and more, visit www.mufgamericas.com.

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